Exhibit 99.1
DRAFT RELEASE
INVESTOR CONTACT:
Rod Sherwood
(212) 373-5311
PRESS CONTACT
Chenoa Taitt
(212) 223-0682
WESTWOOD ONE TO STOP TRADING ON NYSE
New York, NY — November 18, 2008 - Westwood One, Inc. (the “Company”) was notified earlier today by the New York Stock Exchange (the “NYSE”) that the Company’s common stock (ticker: WON) will be suspended from trading on the NYSE prior to the market open on Monday, November 24, as a result of the Company’s failure to maintain a minimum $25 million market capitalization level. The Company intends to trade on the OTC (over the counter) Bulletin Board beginning on Monday, November 24. The Company is presently considering whether it wishes to appeal the decision of the NYSE to delist the Company’s common stock from the exchange. The Company is continuing to assess a possible listing on the AMEX or NASDAQ, each of which would require a reverse stock split and shareholder approval, and could be affected by the Company’s decision whether to appeal the NYSE decision.
To regain financial flexibility in 2009, the Company is in active discussions with its lenders and bondholders to restructure the debt. The Company believes it will likely be successful in these negotiations. In its third quarter earnings report on November 10, 2008, the Company stated that it expects its full year Adjusted EBITDA to increase in 2009 compared with 2008.
About Westwood One
Westwood One is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and TV stations in the U.S. The Company provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Networks division, Westwood provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. The Company also provides digital and other cross platform delivery of its network and Metro content.